Exhibit 99.2

Trans World Entertainment
Moderator: Rich Tauberman
8/20/2009 - 10:00 AM ET
Confirmation # 1387397
Page 1

Trans World Entertainment

Moderator: Bob Higgins
August 20, 2009
10:00 AM ET

Operator:

Good day, ladies and gentlemen. And welcome to Trans World Entertainment’s second-quarter 2009 earnings call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session, and instructions will follow at that time. If anyone should require assistance throughout the conference, you may press *, then 0 on your Touch-Tone telephone. As a reminder, this conference is being recorded. I would now like to turn the conference over to your host today, Mr. Bob Higgins, Chairman and CEO, Trans World Entertainment. Please begin.

Bob Higgins:

Thank you, Sean. Good morning. On the call with me today are Jim Litwak, our President and Chief Operating Officer; and John Sullivan, our Chief Financial Officer. Thank you for joining us today as we discuss our second-quarter results. We’ll take questions following our comments. Total sales in the second quarter decreased 23% to $166 million. Comp store sales decreased 15%. Our net loss for the second quarter was $17.8 million or $0.57 per share compared to $19.2 million or $0.62 per share last year. Jim will now take you through the sales highlights for the quarter. Jim?

Jim Litwak:	Thank you, Bob. Good morning. As Bob mentioned, overall Q2 comp sales declined 15%.

Music Top 50 was down 25% with total music down 18% on a comp basis. For the quarter, US physical CD sales were down 23%. The music category represented 38% of our business, down from 39% last year.

Video sales in our Top 50 were flat, and total video sales declined 11% on a comparable basis in Q2. For the quarter, the industry was down 19%. Video now represents 41% of our business, up from 39% last year.

Comparable store sales in our game category decreased 23% and represented 8% of our business, the same as last year. For the quarter, the industry was down 28%.

Comparable store sales for electronics, accessories, and trend decreased 17% on a combined basis and represented 13% of our business in the quarter, the same as last year. John will now take you through the financial results for our second quarter.

Trans World Entertainment
Moderator: Rich Tauberman
8/20/2009 - 10:00 AM ET
Confirmation # 1387397
Page 2

John Sullivan:

Thank you, Jim. Good morning. Our net loss for the quarter was $17.8 million or $0.57 per share. Last year our net loss was $19.2 million or $0.62 per share. Our gross margin rate for the quarter increased 20 basis points to 35.5% from 35.3% last year. SG&A expenses were $72.1 million, a reduction of 19% on the sales decline of 23%, increasing the percent of sales 210 basis points to 43.5% from last year’s 41.4%. EBITDA was a loss of $13.3 million in the quarter versus $13.2 million last year. Our net interest expense was $700,000 in the quarter versus $900,000 last year. The decrease is due to lower borrowings and lower interest rates on our line of credit.

We ended the quarter with borrowings under the line of credit of $28 million, compared to $36 million last year, a reduction of $8 million. We have also lowered our borrowing $650,000 since the end of the first quarter, while absorbing the $13.3 million EBITDA loss. Year-over-year we have lowered our inventory by $79 million. Our quarter-end inventory position was $320 million versus last year’s $399 million. On a square-foot basis, this was $72 a foot versus $81 dollars last year.

We are very focused on managing our working capital needs in relation to the business trends and continue to maintain a strong financial position, despite our first-half operating results. During the quarter, we closed seven stores and did not open any new stores. We ended the quarter with 697 stores in operation and square feet totalling 4.5 million versus last year’s 789 stores and square feet totalling 5 million. I will now turn it back to Bob to complete our comments.

Bob Higgins:

Thank you, John. While we continue to operate in a challenging sales environment, we have taken some positive steps in the quarter. Our focus in managing through this down cycle is by generating cash through working capital and managing expenses until our sales improve.

Despite the sales decline during the second quarter, we were able to maintain our EBITDA loss versus last year through improved gross margin and control of expenses. We also reduced borrowings 22% under our credit facility versus last year’s comparable period. Our balance sheet remains strong and our availability under our credit facility is over $100 million.

I would now like to open up the call for any questions. Sean, could you open up the call?

Operator:

Yes, thank you. Ladies and gentlemen, if you have a question at this time, please press *1 on your Touch-Tone telephone. If your question has been answered and you wish to remove yourself from the queue, you may press the # key. Again, ladies and gentlemen, to queue up for a question, please press *1. One moment please. Again, ladies and gentlemen, to queue up for a question, please press *1 at this time. I am not showing any questions at this time.

Bob Higgins:

Okay, Sean, thank you very much, and I would like to thank everybody for their participation today and we look forward to talking to you with our third-quarter earnings release in November. Thank you very much.

Operator:	Thank you. Ladies and gentlemen, thank you for your participation in today’s conference. This does conclude the conference. You may now disconnect. Good day.